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                                                                     EXHIBIT 4.6

EuroTech Holdings Company Limited, Form 20-F (12/31/00)


                       EURO TECH HOLDINGS COMPANY LIMITED

                 2000 EMPLOYEES' STOCK OPTION AND INCENTIVE PLAN


1.    Purpose

      Euro Tech Holdings Company Limited, a British Virgin Islands corporation ("ETHC") hereby establishes the Euro Tech Holdings Company Limited 2000 Employees' Stock Option and Incentive Plan (the "Plan"). The purpose of the Plan is to enable ETHC and its subsidiaries to attract, retain, and reward key employees ("Key Employees") (references hereinafter to "Board" mean the Board of Directors of ETHC and any subsidiary of ETHC, as the context dictates, unless otherwise indicated), by offering them an opportunity to have a proprietary interest in and closer identity with ETHC and its subsidiaries and with their financial success. Proceeds received by ETHC from shares of Ordinary Shares acquired pursuant to Options granted under the Plan shall be used for general corporate purposes.

2.    Administration

      This Plan shall be administered by the Board or a committee ("Committee") appointed by the Board. Except as otherwise provided in this Plan, the Board or the Committee may interpret this Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of options granted under this Plan (which need not be identical), and make such other determinations as it deems necessary and advisable for the administration of this Plan. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing, and signed by all of the members, shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee shall also have express authorization to hold Committee meetings by means of conference telephone, or similar communications equipment, by which all persons participating in the meeting can hear each other. The Committee may delegate decisions with respect to Options granted to Key Employees who are not elected officers or directors of ETHC or its subsidiaries. The decisions of the Committee or the Chief Executive Officer of ETHC (the "Chief Executive Officer") under this Plan shall be conclusive and binding. No member of the Board or the Committee or the Chief Executive Officer, shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a director of ETHC so that the members of the Committee shall be entitled to indemnification and reimbursement as directors of ETHC pursuant to its by-laws. If this Plan is administered by the Board, the Board shall administer this Plan as if it were the Committee having the authority hereunder.


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3.    Eligibility

      Key Employees who have been selected to receive an Option shall participate in this Plan and shall be collectively referred to as "Participants." The Board, the Committee or the Chief Executive Officer, as applicable, shall determine, within the limits of the express provisions of this Plan, those Participants to whom, and the time or times at which, Options shall be granted. The Board, the Committee or the Chief Executive Officer, as applicable, shall also determine, with respect to Options granted to Participants, the number of Ordinary Shares to be subject to each such Option; the duration of each Option; the exercise price under each Option; the time or times within which (during the term of the Option) all or portions of each Option may be exercised; whether cash, Ordinary Shares, or other property may be accepted in full or partial payment upon exercise of an Option; and any other terms and conditions of such Options. In making such determinations, the Board, the Committee or the Chief Executive Officer, as applicable, may take into account the nature of the services rendered by the Participant, his or her present and potential contributions to ETHC's success and such other factors as the Board, the Committee or the Chief Executive Officer, as applicable, in its or his discretion shall deem relevant.

4.    Ordinary Shares

      The total number of shares of Ordinary Shares that may be subject to Options under this Plan shall be 146,000. Such total number of shares shall be adjusted in accordance with the provisions of Section 9 hereof. Such shares may be either authorized but unissued shares or reacquired shares. In the event that any Option granted under this Plan expires unexercised or is terminated, surrendered, forfeited, canceled or reacquired without being exercised, in whole or in part, for any reason, then the number of Ordinary Shares theretofore subject to such Option, or the unexercised, terminated, surrendered, forfeited, canceled or reacquired portion thereof, shall be added to the remaining number of shares of Ordinary Shares that may be made subject to Options granted under this Plan. Such Options include Options to former holders of such Options, upon such terms and conditions as the Board, the Committee or the Chief Executive Officer, as applicable, shall determine, which terms may be more or less favorable than those applicable to such former holders of Options.

5.    Grants

      Options may be granted at any time and from time to time as shall be determined by the Board, the Committee or the Chief Executive Officer. Subject to the limitation on the total number of shares subject to issuance in subsections 6(a) and (d), the Board, the Committee or the Chief Executive Officer, as applicable, shall have complete discretion in determining the number of Ordinary Shares subject to Options granted. The Board, the Committee or the Chief Executive Officer, as applicable, may grant any type of Option to purchase Ordinary Shares that is permitted by law at the time of the grant.


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6.    Required Terms and Conditions of Options

      Each Option granted shall be in such form and subject to such restrictions and conditions and other terms as the Board, the Committee or the Chief Executive Officer, as applicable, may determine at the time of grant, subject to the general provisions of this Plan, the applicable Option Agreement and the following specific rules:

      (a) Exercise Price. Except as otherwise provided, the per share exercise price of each Option shall be at least 100% of the Fair Market Value of the Ordinary Shares at the time such Option is granted.

      (b) Maximum Term. Subject to earlier termination as provided in Section 7, each Option shall expire on the date determined in the applicable Option Agreement at the time the Option is granted, provided that no Option shall be exercisable after the expiration of 10 years from the date it is granted, except as otherwise provided in subsection (a) next above.

      (c) Time of Exercise. The Board. the Committee or the Chief Executive Officer, as applicable, shall specify in the Option Agreement, at the time each Option is granted, the duration of each Option and the time or times within which (during the term of the Option) all or portions of each Option may be exercised, except to the extent that other terms of exercise are specifically provided by other provisions of the Plan.

7. Expiration of Options; Termination of Employment, Disability, Death, and Expiration of Restrictions Upon Occurrence of Specified Events

      (a) General Rule. Except with respect to Options expiring pursuant to subsections 7(b), (c) or (d) below, each Option granted to a Participant shall expire on the expiration date or dates set forth in the applicable Option Agreement. Each Option expiring pursuant to subsections 7(b), (c) or (d) below shall expire on the date set forth in subsection 7(b), (c) or (d) notwithstanding any restrictions and conditions that may be contained in a Participant's Option Agreement.

      (b) Expiration Upon Termination of Employment. If a Participant ceases to be an employee of ETHC or any of its subsidiaries, due to the voluntary resignation of the Participant, or a termination by ETHC or any of its subsidiaries for Cause, then all of such Participant's Options shall be null and void and shall terminate. If a Participant ceases to be an employee of ETHC or any of its subsidiaries due to termination without Cause by ETHC or any of its subsidiaries, then all of such Participant's Options shall expire on the first to occur of (i) the applicable date or dates determined pursuant to subsection 7(a), or (ii) the date ninety (90) days after the date that the employment of the Participant with ETHC or its subsidiaries, terminates.

      (c) Expiration Upon Disability or Death. If the employment of a Participant with ETHC and its subsidiaries, terminates by reason of disability (as determined by the Board, the Committee or the Chief Executive Officer, as applicable), all of the Participant's unexercised Options may be exercised by the Participant, whether or not otherwise exercisable at the date of disability, within twelve (12) months after the date of disability, but in no event later than the expiration date of such Options. If a Participant dies while in the employ of ETHC and its


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subsidiaries, all of the Participant's unexercised Options, whether or not otherwise exercisable at the date of death, may be exercised within twelve (12) months after the date of death by the person specified in Section 8, but in no event later than the expiration date of such Options.

      (d) Expiration of Restrictions Upon Occurrence of Specified Events. Upon the occurrence of any event described in subsection 9(b), each Participant's outstanding Options shall become immediately vested and exercisable. In such event, the Participant may elect to exercise in whole or in part any or all of his or her Options, in accordance with the terms of Section 8, notwithstanding any restrictions and conditions that may be contained in his or her Option Agreement.

      (e) "Cause" shall mean: a) the willful failure of Participant to substantially perform his or her duties with ETHC or any of its subsidiaries (other than any such failure resulting from Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Participant specifically identifying the manner in which Participant has not substantially performed his or her duties; b) any willful act of misconduct by Participant which is materially injurious to ETHC or it subsidiaries (monetarily or otherwise); c) criminal indictment or conviction of Participant for any felony or act involving dishonesty, breach of trust, or a violation of the laws of the United States or any state of the United States; d) a breach of fiduciary duty involving personal profit; e) a willful violation of any law, rule, regulation or final cease and desist order; f) incompetence, personal dishonesty or material violation of any employment policy of ETHC or any of its subsidiaries relating to Participant which would have a material adverse effect on ETHC or any of its subsidiaries; or g) suspension, removal and/or prohibition (whether temporary or permanent) by any banking or similar regulatory authority from participation in the affairs of ETHC or any of its subsidiaries.

8.    Method of Exercise of Options

      Any Option may be exercised by the Participant, by a legatee or legatees of such Option under the Participant's last will, by his or her executors, personal representatives or distributees by his or her assignee or assignees as provided in Section 11 below, by delivering to the Secretary of ETHC written notice of the number of shares of Ordinary Shares with respect to which the Option is being exercised, accompanied by full payment to ETHC of the exercise price of the shares being purchased under the Option, and by satisfying all other conditions provided for in this Plan. Except as otherwise provided in this Plan or in any Option Agreement, the exercise price of Ordinary Shares upon exercise of any Option by a Participant shall be paid in full (i) in cash, (ii) in Ordinary Shares which have been held by the Participant for not less than six months prior to the exercise of the Option, valued at its Fair Market Value on the date of exercise, (iii) in cash by a broker-dealer to whom the holder of the Option has submitted an exercise notice consisting of a fully endorsed Option, or (iv) by such other medium of payment as the Board, the Committee or the Chief Executive Officer, as applicable, in its or his sole discretion, shall authorize, or by any combination of (i), (ii), or (iii), at the sole discretion of the Board, the Committee or the Chief Executive Officer, as applicable, or in any manner provided in the Option Agreement, except by directing ETHC to withhold Ordinary Shares otherwise issuable upon the exercise of the Option in payment of the exercise price. In the case of payment pursuant to (ii) or (iii), above, the Participant's election must be made on or prior to the date of


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exercise of the Option and must be irrevocable. In lieu of a separate election governing each exercise of an Option, a Participant may file a blanket election, which shall govern all future exercises of Options until revoked by the Participant. ETHC shall issue, in the name of the Participant (or, if applicable, the legatee(s), executor(s), personal representative(s), or distributee(s) of a deceased Participant, or the assignee(s) as provided in
Section 11), stock certificates representing the total number of Ordinary Shares issuable pursuant to the exercise of any Option as soon as reasonably practicable after such exercise.

9.    Adjustments

      (a) Appropriate adjustment in the maximum number of Ordinary Shares issuable pursuant to this Plan, the maximum number of Ordinary Shares with respect to which Options may be granted within any 12-month period to any Participant during the duration of this Plan, the number of shares subject to Options granted under this Plan, and the exercise price with respect to Options, shall be made to give effect to any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of shares whether through reorganization, recapitalization, stock split, reverse stock split, spin-off, split-off, spin-out, or other distribution of assets to shareholders, stock distributions or combination of shares, assumption and conversion of outstanding Options due to an acquisition by ETHC of the stock or assets of any other corporation, payment of stock dividends, other increase or decrease in the number of such shares outstanding effected, without receipt of consideration by ETHC, or any other occurrence for which the Committee determines an adjustment is appropriate. If the number of Ordinary Shares subject to an Option has been adjusted pursuant to this paragraph, the decision of the Board, the Committee or the Chief Executive Officer, as applicable, as to the amount and timing of any such adjustments shall be conclusive.

      (b) The Committee shall make all determinations relating to the applicability and interpretation of this Section 9, and all such determinations shall be conclusive and binding.

10.   Terms and Conditions of Options

      (a) In order for an Option to be effective, each Participant shall agree to such restrictions and conditions and other terms in connection with the exercise of an Option, including restrictions and conditions on the disposition of the Ordinary Shares acquired upon the exercise, grant or sale thereof, as the Committee may deem appropriate. The certificates delivered to a Participant evidencing the Ordinary Shares acquired upon exercise of an Option may bear a legend referring to the restrictions and conditions and other terms contained in the respective Option Agreement and this Plan, and ETHC may place a stop transfer order with its transfer agent against the transfer of such shares. If requested to do so by the Board, the Committee or the Chief Executive Officer, as applicable, at the time of exercise of an Option, each Participant shall execute a written instrument stating that he or she is purchasing the Ordinary Shares for investment and not with any present intention to sell the same.

      (b) The obligation of ETHC to sell and deliver Ordinary Shares under the plan shall be subject to all applicable laws, regulations, rules and approvals. A Participant shall have no rights as a shareholder with respect to any shares covered by an Option granted to, or exercised by, him


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or her until the date of delivery of a stock certificate to him or her for such shares. No adjustment other than pursuant to Section 9 (a) hereof shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is delivered.

11.   Nontransferability

      (a) Except as provided in subsection (b) next below, Options governed hereby and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. The granting of an Option shall impose no obligation upon the applicable Participant to exercise such Option.

      (b) Notwithstanding the provisions of subsection (a) above, a Participant, at any time prior to his or her death, may assign all or any portion of an Option granted to him or her to (i) his or her spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his or her spouse or lineal descendant, (iii) a partnership of which his or her spouse and lineal descendants are the only partners, or (iv) a tax exempt organization. In such event, the spouse, lineal descendant, trustee, partnership or tax exempt organization will be entitled to all of the rights of the Participant with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein and in the related Option Agreement immediately prior to the effective date of the assignment. Any such assignment will be permitted only if (i) the Participant does not receive any consideration therefore, and (ii) the assignment is expressly permitted by the applicable Option Agreement and approved by the Committee. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to ETHC on or prior to the effective date of the assignment.

      (c) The offer and sale of Ordinary Shares underlying Options have not been registered under the Securities Act of 1933, as amended (the "Act"). A Participant shall not sell or otherwise dispose of the Ordinary Shares acquired pursuant to the exercise of such Options, in violation of the Act.

12.   Indemnification of the Committee and Chief Executive Officer

      In addition to such other rights of indemnification as they may have as members of the Board, or as members of the Committee, or as its delegatees, or as the Chief Executive Officer, the members of the Committee and its delegatees and the Chief Executive Officer shall be indemnified by ETHC against (a) the reasonable expenses (as such expenses are incurred), including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding (or in connection with any appeal therein), to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the plan, or any Option granted hereunder; and (b) all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by ETHC) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee


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member or delegatee, or the Chief Executive Officer, as applicable, is liable for gross negligence or gross misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action, suit or proceeding a Committee member or delegatee or the Chief Executive Officer shall in writing offer ETHC the opportunity, at its own expense, to handle and defend the same.

13.   No Contract of Employment

      Neither the adoption of this Plan nor the grant of any Option shall be deemed to obligate ETHC or any subsidiary to continue the employment or service of any Participant for any particular period, nor shall the granting of an Option constitute a request or consent to postpone the retirement date of any Participant.

14.   Termination and Amendment of this Plan

      Unless required by law, no termination, suspension, amendment or modification of this Plan shall adversely affect any right acquired by any Participant under an Option granted before the date of such termination, suspension, amendment or modification, unless such Participant shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right.

15.   Effective Date of this Plan

      This Plan shall become effective upon adoption by the Board; provided, however, that it shall be submitted for approval by the holders of a majority of the outstanding Ordinary Shares of ETHC present, or represented, and entitled to vote at a shareholders' meeting held within 12 months thereafter, and Options granted prior to such shareholder approval shall become null and void if such shareholder approval is not obtained.

16.   Withholding Taxes

      Whenever ETHC proposes or is required to issue or transfer Ordinary Shares to a Participant under this Plan, the Board or the Committee, as applicable, shall have the right to require the Participant to remit to ETHC an amount sufficient to satisfy any withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If such certificates have been delivered prior to the time a withholding obligation arises, ETHC shall have the right to require the Participant to remit to ETHC an amount sufficient to satisfy all withholding tax requirements at the time such obligation arises and to withhold from other amounts payable to the Participant, as compensation or otherwise, as necessary. A Participant may elect to satisfy any such tax withholding obligation incurred with respect to the Taxable Date of an Option by
(a) directing ETHC to withhold a portion of the shares of Ordinary Shares otherwise distributable to the Participant, or (b) transferring to ETHC a certain number of Ordinary Shares either subject to an Option being exercised or previously owned, such shares being valued at the Fair Market Value thereof on the Taxable Date. Notwithstanding any provision of this Plan to the contrary, a Participant's election pursuant to the preceding sentence (a) must be made on or prior to the Taxable Date with respect to such Option, and (b) must be


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irrevocable. In lieu of a separate election on each Taxable Date of an Option, a
Participant may make a blanket election with the Board or the Committee that shall govern all future Taxable Dates until revoked by the Participant. If the holder of shares of Ordinary Shares purchased in connection with the exercise of an Option disposes of such shares within two years of the date such Option was granted or within one year of such exercise, he or she shall notify ETHC of such disposition and remit an amount necessary to satisfy any applicable withholding requirements. If such holder does not remit such amount, ETHC may withhold all or a portion of any amounts then or in the future owed to such holder as necessary to satisfy such requirements. Taxable Date means the date a Participant recognizes income with respect to an Option under the Code or any applicable tax law.

17.   Ratification of Awards

      The determination by the Board, the Committee or the Chief Executive Officer, as applicable, to grant any Award under this Plan, must be ratified in full by the Board of Directors of ETHC. Any such Award which is not ratified in full by the Board of Directors of ETHC within 60 days after the date of grant thereof shall be null and void.

18.   Leaves of Absence

      A period of leave of absence shall not be deemed a termination of employment or service for purposes of Options granted under this Plan, if such leave of absence is expressly approved in writing by the Board, the Committee or the Chief Executive Officer, as applicable, as a leave of absence for purposes of this Plan.

19.   Governing Law

      This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of Hong Kong.

20.   Fair Market Value

      "Fair Market Value" as of a given date for all purposes of this Plan and any Option Agreement means (a) if the Ordinary Shares are listed on a national securities exchange or the Nasdaq Stock Market's National Market, the average of the closing prices of the Ordinary Shares for the 10 consecutive trading days immediately preceding such given date; (b) if the Ordinary Shares are principally traded on a national securities exchange or Nasdaq but there are no reported closing sales prices on such exchange or Nasdaq during the 10 consecutive trading days immediately preceding such given date or if the Ordinary Shares are principally traded on the over-the-counter market, the average of the mean between the bid and the asked price for the Ordinary Shares at the close of trading for the 10 consecutive trading days immediately preceding such given date; or (c) if the Ordinary Shares are neither listed on a national securities exchange or Nasdaq nor traded on the over-the-counter market, or if no such bid and asked prices are otherwise available, such value as the Board, in good faith, shall determine. The Committee shall have broad discretion in selecting a valuation method consistent with this Section 20 for purposes of determining "Fair Market Value."


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21.   Successors

      In the event of a liquidation, dissolution, sale or transfer of substantially all of the assets of ETHC, or a merger or consolidation involving ETHC, all obligations of ETHC under this Plan with respect to Options governed by this Plan shall be binding on the successor to the transaction. Employment of a Participant with such a successor shall be considered employment of the Participant with ETHC for purposes of this Plan.

22.   Notices

      Notices given pursuant to this Plan shall be in writing and shall be deemed received when personally delivered or five days after mailed by registered or certified mail, return receipt requested, addressee only, postage prepaid. Notice to ETHC shall be directed to:

                        Mr. T.C. Leung, Chairman
                        Euro Tech (Far East) Ltd.
                        18/F Gee Chang Hong Centre
                        65 Wong Chuk Hang Road
                        Hong Kong

      Notices to or with respect to a Participant shall be directed to the Participant, or the executors, personal representatives or distributees of a deceased Participant or to a Participant's assignee, at the Participant's or assignee's home address on the records of ETHC.

      IN WITNESS WHEREOF, ETHC has caused this Plan to be executed on its behalf by its duly authorized officer on June 1, 2000.

                                   EURO TECH HOLDINGS COMPANY LIMITED

                              BY:   /s/ T.C. LEUNG, CHIEF EXECUTIVE OFFICER
                                    --------------------------------------------
                                       T.C. Leung, Chief Executive Officer



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